(logo)FBS
      Mortgage



Suite 200
1010 South Seventh Street
Minneapolis, MN 55415-1749



		   MANAGEMENT'S ASSERTION ON COMPLIANCE WITH
		  MINIMUM SERVICING STANDARDS SET FORTH IN THE
	     UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS



			  REPORT OF MANAGEMENT



We, as members of management of FBS Mortgage Corporation (FBSMC), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with those standards. We have performed an evaluation of FBSMC's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1995 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1995, FBSMC complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, FBSMC had primary coverage under First Bank System, Inc.'s fidelity bond and errors and omissions policies in the amounts of $75,000,000 and $25,000,000, respectively.



					      /s/Duane E. White
					      Duane E. White
					      President





					      /s/Kathy M. Bevis
					      Kathy M. Bevis
					      Senior Vice President